Exhibit 4.3

AGENCY AGREEMENT

October 22, 2014

ESSA Pharma Inc.

999 West Broadway, Suite 720

Vancouver, British Columbia V5Z 1K5

Attention: Bob Rieder, Chief Executive Officer

Dear Sir:

Haywood Securities Inc. (the “Agent”) understands that ESSA Pharma Inc. (the “Corporation”) proposes to issue and sell a minimum of 250,000 and a maximum of up to 3,814,600 special warrants of the Corporation (“Special Warrants”) at a purchase price of Cdn$2.00 per Special Warrant (the “Offering Price”) for aggregate gross proceeds of up to Cdn$7,629,200. Each Special Warrant shall entitle the holder thereof to receive one preferred share in the capital of the Corporation (a “Preferred Share”), subject to adjustment in certain circumstances, for no additional consideration upon the exercise of the Special Warrant. Each Special Warrant shall be exercisable by the holder thereof at any time after the Closing Date and all unexercised Special Warrants will be automatically exercised by the Special Warrant Trustee (as defined herein) on behalf of the holder, without any further action on the part of the holder, in accordance with the terms of the Special Warrant Indenture (as defined herein).

The Preferred Shares underlying the Special Warrants shall have the attributes as set out in the Subscription Agreement (as defined herein).

The Preferred Shares shall be automatically convertible into common shares in the capital of the Corporation (“Common Shares”) upon a Liquidity Event (as defined herein) and are also convertible at any time by and at the sole discretion of the holder of Preferred Shares.

The Special Warrants may be offered to purchasers resident in each of the provinces of Canada, the United States and such other jurisdictions as the Agent, with the consent of the Corporation, may designate prior to the Closing Date (the “Selling Jurisdictions”), on a private placement basis. The Agent is entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purposes of arranging for purchasers of the Special Warrants.

The Agent further understands that the Corporation expects to complete a non-brokered private placement offering of Special Warrants on the same terms as, and concurrent with the Initial Closing (the “Non-Brokered Private Placement”) which shall not form part of the Offering.

DEFINITIONS

In this Agreement,

“1933 Act” means the United States Securities Act of 1933, as amended;

“affiliate”, and “associate” shall have the respective meanings ascribed thereto in the Securities Act (British Columbia);

“Agency Fee” has the meaning ascribed thereto in Section 6 of this Agreement;

“Agent” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Agent’s Expenses” has the meaning ascribed thereto in Section 12 of this Agreement;

“Agreement” means this agreement between the Corporation and the Agent dated as of the date hereof;

“Applicable Securities Laws” means, collectively, the applicable securities laws of each of the Selling Jurisdictions and the states thereof, and, in each case, the respective regulations, rules and orders made and forms prescribed thereunder together with all applicable published policy statements, blanket orders and rulings of the securities regulators in the Selling Jurisdictions;

“to the best of the Corporation’s knowledge” or “to the Corporation’s knowledge” or “known to the Corporation” or similar language describing facts known to the Corporation or its agents and associates, means matters relating to the Corporation that are known, after due inquiry, to any of the Corporation’s current president, principal executive officer or principal financial officer;

“Broker Shares” means (i) the Preferred Shares issuable upon exercise of any Broker Warrants exercised prior to a Liquidity Event and (ii) the Common Shares issuable upon exercise of any Broker Warrants exercised after a Liquidity Event, in either case in accordance with their terms;

“Broker Warrants” has the meaning given to it in Section 6;

“Business Day” means a day on which the major banks are open in Vancouver, British Columbia and which is not a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“Canadian Securities Regulators” means the securities commissions or other securities regulatory authorities in the Qualifying Jurisdictions, as the case may be;

“CIPO” means the Canadian Intellectual Property Office;

“Closing” means the Initial Closing or any Subsequent Closing, as the case may be;

“Closing Date” means the Initial Closing Date or any Subsequent Closing Date, as the case may be;

“Closing Time” means the Initial Closing Time or any Subsequent Closing Time, as the case may be;

“Common Shares” has the meaning ascribed thereto in the second paragraph of this Agreement;

“Corporate Finance Fee” has the meaning ascribed thereto in Section 6 of this Agreement;

“Corporation” means ESSA Pharma Inc., a corporation organized under the laws of British Columbia;

“Corporation IP” means the Intellectual Property that has been developed by or for, or is being developed by or for, the Corporation, or that is being used by the Corporation, other than Licensed IP;

“Corporation’s Auditors” means such firm of accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

“CPRIT Agreement” means the definitive agreement entered into with the Cancer Prevention & Research Institute of Texas providing for, among other things, the Corporation being entitled to receive matching funds of up to a maximum of US$12,000,000 on and subject to the terms and conditions therein;

“Due Diligence Session” has the meaning ascribed thereto in subsection 4(yy) of this Agreement;

“Enforceability Qualifications” means (a) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, (b) the application of equitable principles when equitable remedies are sought, including the remedies of specific performance and injunctive relief, and (c) applicable laws limiting rights to indemnity, contribution, waiver, and the ability to sever unenforceable terms;

“Environmental Laws” has the meaning ascribed thereto in subsection 4(v) of this Agreement;

“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health & Human Services;

“Final Prospectus” means the final long form prospectus of the Corporation prepared in connection with the qualification of the Preferred Shares issuable pursuant to the exercise or deemed exercise of the Special Warrants and the Broker Warrants issuable pursuant to the exercise or deemed exercise of the Special Broker Warrants for distribution in the Qualifying Jurisdictions;

“Financial Statements” means the audited financial statements of the Corporation as of September 30, 2013 and December 31, 2012 and for the period from January 6, 2009 (inception) to December 31, 2011;

“Indemnified Party” has the meaning ascribed thereto in Section 10 of this Agreement;

“Initial Closing” means the first closing of the issue and sale by the Corporation of the Special Warrants;

“Initial Closing Date” means October 22, 2014 or such other date or dates as the Corporation and the Agent may agree upon in writing;

“Initial Closing Time” means 10:00 a.m. (Vancouver time) on the Initial Closing Date or such other time on the Initial Closing Date as the Corporation and the Agent may agree;

“Initial Public Offering” or “IPO” means an initial public offering and listing of the Common Shares on a Recognized Exchange;

“Intellectual Property” means intellectual property rights, including: (i) all patents, patent rights, inventions, industrial designs and licenses; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works in whatever form or medium; (iv) registrations, applications and renewals for any of the foregoing; (v) proprietary computer software (including but not limited to data, data bases and documentation); and (vi) trade secrets, confidential information and know-how;

“Internal Reorganization” means one or a series of corporate reorganizations of the Corporation whereby a holding company structure is formed and all or a portion of the Corporation’s shareholders exchange their Common Shares for securities in such holding company and which does not result in the Corporation becoming a “reporting issuer” under Applicable Securities Laws or the Common Shares being listed on a Recognized Exchange;

“Leased Premises” has the meaning ascribed thereto in subsection 4(p) of this Agreement;

“Liabilities” has the meaning ascribed thereto in Section 10 of this Agreement;

“Licensed IP” means the Intellectual Property owned by any person other than the Corporation and which the Corporation uses;

“Liquidity Event” means, with respect to the Corporation, the completion of: (i) an IPO; (ii) an RTO; or (iii) the sale of all or substantially all of the issued and outstanding shares in the capital of the Corporation for cash proceeds or for securities provided that such securities are listed and posted for trading on a Recognized Exchange; or the amalgamation merger, arrangement or any other corporate transaction involving the Corporation with or into another entity pursuant to which the common shares of the resulting issuer from such transaction are listed on a Recognized Exchange, excluding, however, an Internal Reorganization;

“Material Adverse Effect” means any change, effect, event, occurrence or change in a state of facts that is, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the business, operations, financial condition, results, assets, properties, rights, liabilities or prospects of the Corporation taken as a whole;

“material change” means a material change for the purposes of Applicable Securities Laws or any of them or where undefined under Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of the Corporation’s securities and includes a decision to implement such a change made by the Corporation’s board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

“material fact” means a material fact for the purposes of Applicable Securities Laws or any of them or where undefined under Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation’s securities;

“misrepresentation” means a misrepresentation for the purposes of Applicable Securities Laws or any of them or where undefined under Applicable Securities Laws of a jurisdiction means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

“Money Laundering Laws” has the meaning ascribed thereto in subsection 4(ddd) of this Agreement;

“Notice” has the meaning ascribed thereto in Section 17 of this Agreement;

“Offering” means the issue and sale of the Special Warrants as contemplated in this Agreement;

“Offering Price” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Outstanding Common Shares” means the issued and outstanding Common Shares of the Corporation;

“Preferred Shares” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Preliminary Prospectus” means the preliminary long form prospectus of the Corporation prepared in connection with the qualification of the Preferred Shares issuable pursuant to the exercise or deemed exercise of the Special Warrants and the Broker Warrants issuable pursuant to the exercise or deemed exercise of the Special Broker Warrants for distribution in the Qualifying Jurisdictions;

“Proceedings” has the meaning ascribed thereto in Section 10 of this Agreement;

“Qualifying Jurisdictions” means collectively, all of the Provinces of Canada, other than Québec, where Subscribers are resident on the Closing Date, as specified in the Subscription Agreements;

“Recognized Exchange” means the Toronto Stock Exchange, TSX Venture Exchange, NASDAQ Stock Market or the New York Stock Exchange, any equity market based in North America having listing standards similar to those of the TSX Venture Exchange, as determined by the Board of Directors of the Corporation, acting reasonably, or any other equity market as may be approved by holders of Preferred Shares representing at least 66 2⁄3% of the issued and outstanding Preferred Shares;

“Registered Corporation IP” means all Corporation IP that is the subject of registration with a national intellectual property office (including, without limitation, the CIPO and the USPTO) for Intellectual Property or applications for such registration with a national intellectual property office;

“Regulation S” means Regulation S adopted under the 1933 Act;

“Regulatory Authority” means the statutory or governmental bodies authorized under Applicable Laws to protect and promote public health through regulation and supervision of therapeutic drug candidates intended for use in humans, including, without limitation, the FDA and Health Canada;

“RTO” means a reverse takeover of a corporation listed on, or that obtains, a listing of its principal voting securities on a Recognized Exchange;

“Securities” means and includes, individually and collectively, the Special Warrants, Preferred Shares, the Common Shares, the Special Broker Warrants, the Broker Warrants and the Broker Shares;

“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

“Selling Jurisdictions” has the meaning ascribed thereto on the first page of this Agreement;

“Special Broker Warrants” has the meaning ascribed thereto in Section 6 of this Agreement;

“Special Broker Warrant Certificate” means the form of certificate representing the Special Broker Warrants, which contains the terms and conditions of the Special Broker Warrants along with the form of certificate representing the Broker Warrants, which contains the terms and conditions of the Broker Warrants, attached thereto;

“Special Warrant Agent” means the registrar and transfer agent of the Special Warrants, Computershare Trust Company of Canada, having an office at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9;

“Special Warrant Indenture” means the special warrant indenture between the Corporation and the Special Warrant Agent, dated as of the Closing Date, governing the terms of the Special Warrants.

“Special Warrants” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Subscriber” means any person who executes a Subscription Agreement that is accepted by the Corporation;

“Subscription Agreements” means the agreements in the forms mutually acceptable to the Corporation and the Agent to be entered into between the Subscribers and the Corporation with respect to the Offering;

“Subsequent Closing” has the meaning ascribed thereto in Section 7 of this Agreement;

“Subsequent Closing Date” means such date as may be agreed upon between the Corporation and the Agent for any Subsequent Closing, but in any event shall not be later than December 31, 2014;

“Subsequent Closing Time” means 10:00 a.m. (Vancouver time) on any Subsequent Closing Date or such other time on such Subsequent Closing Date as the Corporation and the Agent may agree;

“Supplementary Material” means, collectively, any amendment to the Preliminary Prospectus, the Final Prospectus, any amended or supplemental prospectus or ancillary material required to be filed by or on behalf of the Corporation under Applicable Securities Laws relating to the distribution of the subject securities described therein;

“Taxes” has the meaning ascribed thereto in subsection 4(f) of this Agreement;

“Term Sheet” means the term sheet relating to the Offering agreed to between the Corporation and the Agent;

“Transaction Documents” has the meaning ascribed thereto in subsection 4(a) of this Agreement;

“Transfer Agent” means Blake, Cassels & Graydon LLP as registrar and transfer agent for the securities of the Corporation;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Affiliate” has the meaning ascribed thereto in Section 2 of this Agreement;

“U.S. Person” means a U.S. Person as that term is defined in Regulation S; and

“USPTO” means the United States Patent and Trademark Office.

Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender includes all genders. References to “Sections”, “subsections” or “clauses” are to the appropriate section, subsection or clause of this Agreement.

The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule “A”	-	Terms and Conditions for United States Offers and Sales
Schedule “B”	-	Securities Convertible into or Exchangeable for Shares in the Capital of the Corporation

TERMS AND CONDITIONS

1.	Appointment of Agent

Based upon the foregoing and subject to the terms and conditions set out below, the Corporation hereby appoints the Agent and the Agent hereby accepts such appointment, to effect the sale of the Special Warrants at the Offering Price, on a commercially reasonable best efforts basis to persons resident in the Selling Jurisdictions and such other jurisdictions as may be agreed upon by the Corporation. The Agent agrees to use its best efforts to sell the Special Warrants, but it is hereby understood and agreed that the Agent shall act as agent only and is under no obligation to purchase any of the Special Warrants, although the Agent may subscribe for Special Warrants, subject to applicable laws.

2.	U.S. Sales

The parties acknowledge that the Special Warrants and the other Securities have not been and will not be registered under the 1933 Act and may not be offered or sold in the United States except pursuant to exemptions from the registration requirements of the 1933 Act and the applicable laws of any applicable state of the United States. Accordingly, the Corporation and the Agent agree that any offers or sales in the United States shall be conducted only in the manner specified in Schedule “A” hereof. All actions to be undertaken by an Agent in the United States in connection with the matters contemplated herein shall be undertaken through an Agent’s duly registered broker-dealer affiliate in the United States or such other duly registered broker-dealer in the United States engaged in connection with such offer or sale (the “U.S. Affiliate”).

3.	Certain Representations, Warranties, Covenants and Obligations of the Agent

(1)	The Agent, on its own behalf and on behalf of a U.S. Affiliate, if any, hereby covenants to the Corporation as follows:

(a)

it will offer the Special Warrants for sale on behalf of the Corporation only to Subscribers who will purchase such Special Warrants under the private placement exemptions or such other exemptions available under Applicable Securities Laws and it will not offer the Special Warrants for sale in those jurisdictions where it is not permitted to do so under Applicable Securities Laws;

(b)

it will conduct activities in connection with the proposed offering and sale of the Special Warrants in compliance with all Applicable Securities Laws in the Selling Jurisdictions applicable to the Agent and, without limitation, agrees that it will not make available to prospective purchasers of the Special Warrants any document or material (other than the Term Sheet and the Subscription Agreement), nor will it solicit or procure subscriptions for Special Warrants so as to require the registration thereof or the filing of a prospectus with respect thereto under the laws of any jurisdiction;

(c)

any offers and sales of Special Warrants and the other Securities in the United States or to, or for the account or benefit of, a U.S. Person shall be made in accordance with the terms and conditions set out in Schedule “A” to this Agreement, which schedule is incorporated by reference and forms part of this Agreement. The Corporation and the Agent shall, and the Agent shall cause the U.S. Affiliate to comply with the terms and conditions set out therein;

(d)

it will not engage in any form of general solicitation or general advertising in connection with the offer and sale of the Special Warrants, including but not limited to, causing the sale of the Special Warrants to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Special Warrants whose attendees have been invited by general solicitation or advertising;

(e)

it will obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws and supplied to the Agent for completion in connection with the distribution of the Special Warrants and deliver such Subscription Agreements and other forms to the Corporation;

(f)	it will not solicit subscriptions for Special Warrants or other Securities except in accordance with the terms and conditions of this Agreement;

(g)

it will not, in connection with the Offering, make any representation or warranty with respect to the Special Warrants, other Securities or the Corporation other than as set forth in this Agreement or the Subscription Agreement;

(h)

subject to the terms and conditions of this Agreement and the Subscription Agreements, it will release to the Corporation at the Closing Time the subscription funds received from the sale of the Special Warrants;

(i)

it will provide to the Corporation all necessary information in respect of the Agent, the U.S. Affiliate and the Subscribers to allow the Corporation to file, with the Securities Commissions, if required, reports of the sale of the Special Warrants and the other Securities in accordance with Applicable Securities Laws within ten days of the Closing; and

(j)

subject to its reasonable satisfaction with sections 5(a) and (j), provide promptly upon request of the Corporation, pursuant to section 3.4(ii)(B)(II) of Policy 2.2 of the Corporate Finance Manual of the TSX-V, confirmation to the TSX-V that the Agent has completed appropriate due diligence in connection with the Offering and the Final Prospectus that is generally in compliance with the relevant standards and guidelines applicable in Policy 2.2, or such similar confirmation as may be required to be given to a Recognized Exchange in connection with the Corporation’s efforts to obtain the conditional approval for a listing on another Recognized Exchange, as may be required by the policies of such Recognized Exchange.

(2)	The Agent represents and warrants to the Corporation that:

(a)

it is duly qualified in accordance with Applicable Securities Laws to solicit and procure subscriptions for the Special Warrants in the Selling Jurisdictions in which it is qualified to do so in connection with the Offering; and

(b)

it is an “accredited investor” as such term is defined under National Instrument 45-106 by virtue of being a person registered under Applicable Securities Laws and is acquiring the Special Broker Warrants as principal for its own account and not for the benefit of any other person.

4.	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Agent and the Subscribers, and acknowledges that the Agent and the Subscribers are relying upon such representations and warranties in connection with the purchase and sale of the Special Warrants, as of a Closing Date as follows:

(a)

the Corporation is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and the Corporation has all requisite power and authority to enter into each of this Agreement, the Subscription Agreements and the Special Broker Warrant Certificate, (collectively, the “Transaction Documents”) and to carry out its obligations hereunder and thereunder;

(b)

each of the execution and delivery of the Transaction Documents, the performance by the Corporation of its obligations hereunder and thereunder, the issue and sale of the Special Warrants, the performance by the Corporation of its obligations thereunder and the consummation of the transactions contemplated by the Transaction Documents, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a material default under (whether after notice or lapse of time or both) (A) any statute, rule or regulation applicable to the Corporation including, without limitation, Applicable Securities Laws; (B) the constating documents, by-laws or resolutions of the Corporation which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Corporation is a party or by which it is bound; or (D) any judgment, decree or order binding the Corporation or the property or assets of the Corporation;

(c)	The Corporation does not beneficially own, or exercise control or direction over, 10% or more of the outstanding voting securities of any company;

(d)

the Corporation has not approved, is not contemplating, has not entered into any agreement in respect of, or does not have any knowledge of: (A) the purchase of any property material to the Corporation or assets or any interest therein or the sale, transfer or other disposition of any property material to the Corporation or assets or any interest therein currently owned, directly or indirectly, by the Corporation whether by asset sale, transfer or sale of shares or otherwise; or (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation) of the Corporation;

(e)

the Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada and consistently applied throughout the period referred to herein, contain no misrepresentation and present fully, fairly and correctly, in all material respects, the financial condition of the Corporation as at the dates thereof and the results of the operations and the changes in the financial position of the Corporation for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation and there has been no change in accounting policies or practices of the Corporation since September 30, 2013;

(f)

all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Corporation have been paid, except where the failure to pay such taxes would not have a Material Adverse Effect on the Corporation. All tax returns, declarations, remittances and filings required to be filed by the Corporation have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where such failure would not have a Material Adverse Effect on the Corporation. To the best of the Corporation’s knowledge, no examination of any tax return of the Corporation is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Corporation, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of the Corporation or have a Material Adverse Effect on the Corporation;

(g)

no holder of outstanding shares in the capital of the Corporation will be entitled to any pre-emptive or any similar rights to subscribe for any Common Shares or other securities of the Corporation and, other than as set out in Schedule B attached hereto, no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Corporation are outstanding;

(h)

no legal or governmental proceedings or inquiries are pending to which the Corporation is a party or to which its property is subject that would result in the revocation or modification of any material contract, order, certificate, right, authority, permit or license necessary to conduct the business now owned or operated by the Corporation which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on the Corporation and, to the knowledge of the Corporation, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to the Corporation or with respect to its properties;

(i)

the Corporation is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(j)	the Corporation owns or has the right to use under license, sub-license or otherwise all material Intellectual Property used by the Corporation in its business;

(k)

any and all of the agreements and other documents and instruments pursuant to which the Corporation holds the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof. The Corporation is not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and claims pursuant to which the Corporation derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim. The properties (or any interest in, or right to earn an interest in, any property) of the Corporation are not subject to any right of first refusal or purchase or acquisition right;

(l)

the Transaction Documents have been or will be duly authorized and executed and delivered by the Corporation and constitute or will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Qualifications;

(m)

at the Closing Time all necessary corporate action will have been taken by the Corporation to validly issue the Special Warrants pursuant to the terms of the Special Warrant Indenture, to validly create and issue the Special Broker Warrants and to allot and reserve the Broker Warrants, Preferred Shares issuable upon exercise of the Special Warrants and Broker Shares, which upon issuance in accordance with the terms of such securities shall be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(n)

the authorized capital of the Corporation consists of an unlimited amount of Common Shares and an unlimited amount of Preferred Shares of which, as at the close of business on the Business Day immediately preceding the date hereof, 15,687,534 Common Shares and 1,702,900 Preferred Shares were issued and outstanding as fully paid and non-assessable shares of the capital of the Corporation. There is sufficient authorized capital for the issuance of all Common Shares issuable on conversion of all Securities contemplated hereby and all outstanding convertible securities of the Corporation.

(o)	the Corporation has not made any loans to or guaranteed the obligations of any person;

(p)

with respect to each premises of the Corporation which is material to the Corporation and which the Corporation occupies as tenant (the “Leased Premises”), the Corporation occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation occupies the Leased Premises is in good standing and in full force and effect;

(q)

the Corporation is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect on the Corporation, and the Corporation has not and is not engaged in any unfair labour practice;

(r)

none of the directors, officers or employees of the Corporation or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any transaction or any proposed transaction with the Corporation which, as the case may be, materially affects, is material to or will materially affect the Corporation;

(s)

there have not been and there are not currently any material disagreements with any employee or employees of the Corporation which are adversely affecting or could adversely affect the business of the Corporation;

(t)

the assets of the Corporation and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Corporation has not failed to promptly give any notice of any material claim thereunder;

(u)

the minute books and records of the Corporation made available to counsel for the Agent in connection with its due diligence investigation of the Corporation for the periods from the Corporation’s date of incorporation to the date hereof are all of the minute books and records of the Corporation and contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Corporation to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Corporation to the date hereof not reflected in such minute books and other records, other than those which have been disclosed in writing to the Agent;

(v)

in connection with the ownership, use, maintenance or operation of its property and assets, including the Leased Premises, the Corporation has not been in violation of any applicable federal, provincial, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the “Environmental Laws”) which violation would have a Material Adverse Effect on the Corporation;

(w)

without limiting the generality of subsection (v) immediately above, the Corporation does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect the Corporation or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws; to the Corporation’s knowledge, there are no facts which could give rise to any such claim or judicial or administrative proceeding; to the best of the Corporation’s knowledge, neither the Corporation nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on the Corporation;

(x)

there are no orders, rulings or directives issued, pending or, to the best of the Corporation’s knowledge, threatened against the Corporation under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation (including the Leased Premises) which would have a Material Adverse Effect on the Corporation;

(y)

other than the Agent, there is no person acting or purporting to act at the request or on behalf of the Corporation that is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement;

(z)	the Transfer Agent has been duly appointed as registrar and transfer agent for the securities of the Corporation;

(aa)

the Corporation is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in all Corporation IP free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interest of any kind or nature, and the Corporation has no knowledge of any claim of adverse ownership in respect thereof. No consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Corporation IP and none of the Corporation IP comprises an improvement to Licensed IP that would give any person any rights to the Corporation IP, including, without limitation, rights to license the Corporation IP. The Corporation has a valid and enforceable right to the Licensed IP used or held for use in the business of the Corporation;

(bb)

the Corporation has not received any notice or claim (whether written, oral or otherwise) challenging the Corporation’s ownership or right to use any of the Corporation IP or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor, to the knowledge of the Corporation, is there a reasonable basis for any claim that any person other than the Corporation has any claim of legal or beneficial ownership or other claim or interest in any of the Corporation IP;

(cc)

all applications for registration of any Registered Corporation IP are in good standing, are recorded in the name of the Corporation and have been filed in a timely manner in the appropriate offices to preserve the rights thereto and, in the case of a provisional application, the Corporation confirms that all right, title and interest in and to the invention(s) disclosed in such application have been or as of the Closing Date will be assigned in writing (without any express right to revoke such assignment) to the Corporation. To the knowledge of the Corporation, there has been no public disclosure, sale or offer for sale of any Corporation IP anywhere in the world that may prevent the valid issue of all available Intellectual Property rights in such Corporation IP. All material prior art or other information has been disclosed to the appropriate offices as required in accordance with Applicable IP Laws in the jurisdictions where the applications are pending;

(dd)

all registrations of Registered Corporation IP are in good standing and are recorded in the name of the Corporation in the appropriate offices to preserve the rights thereto. All such registrations have been filed, prosecuted and obtained in accordance with all Applicable IP Laws and are currently in effect and in compliance with all Applicable IP Laws. To the knowledge of the Corporation, no registration of Registered Corporation IP has expired, become abandoned, been cancelled or expunged, or has lapsed for failure to be renewed or maintained;

(ee)

the conduct of the business of the Corporation (including, without limitation, the use or other exploitation of the Corporation IP by the Corporation or other licensees) has not infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person;

(ff)

the Corporation is not a party to any action or proceeding, nor, to the knowledge of the Corporation, is or has any action or proceeding been threatened that alleges that any current or proposed conduct of its business (including, without limitation, the use or other exploitation of any Corporation IP by the Corporation or any customers, distributors or other licensees) has or will infringe, violate or misappropriate or otherwise conflict with any Intellectual Property right of any person;

(gg)	to the knowledge of the Corporation, no person has interfered with, infringed upon, misappropriated, illegally exported, or violated any rights with respect to the Corporation IP;

(hh)

the Corporation has entered into valid and enforceable written agreements pursuant to which the Corporation has been granted all licenses and permissions to use, reproduce, sub license, sell, modify, update, enhance or otherwise exploit the Licensed IP to the extent required to operate all aspects of the business of the Corporation currently conducted (including, if required, the right to incorporate such Licensed IP into the Corporation IP). All license agreements in respect of the Licensed IP are in full force and effect, and neither the Corporation nor, to the knowledge of the Corporation, any other person is in default of its obligations thereunder;

(ii)

to the extent that any of the Corporation IP is licensed or disclosed to any person or any person has access to such Corporation IP (including, without limitation, any employee, officer, shareholder or consultant of the Corporation), the Corporation has entered into a valid and enforceable written agreement which contains terms and conditions prohibiting the unauthorized use, reproduction, disclosure, reverse engineering or transfer of such Corporation IP by such person. All such agreements are in full force and effect, and neither the Corporation nor, to the knowledge of the Corporation, any other person is in default of its obligations thereunder;

(jj)	the Corporation has taken all actions that are contractually obligated to be taken and all actions that are customary and reasonable to protect the confidentiality of the Corporation IP;

(kk)

the Corporation is not, and will not be, necessary for the Corporation to utilize any Intellectual Property owned by or in possession of any of the employees (or people the Corporation currently intends to hire) made prior to their employment with the Corporation in violation of the rights of such employee or any of his or her prior employers;

(ll)	the Corporation has not received any advice or any opinion that any of the Corporation IP is invalid or unregistrable or unenforceable, in whole or in part;

(mm)

the Corporation has not received any grant relating to research and development which is subject to repayment in whole or in part or to conversion to debt upon sale of any securities of the Corporation or which may affect the right of ownership of the Corporation in the Corporation IP;

(nn)

the Corporation has and enforces a policy requiring each employee and consultant to execute a non-disclosure agreement substantially in the forms provided to the Agent and Agent’s counsel, and all current employees and consultants of the Corporation have executed such agreement and, to the knowledge of the Corporation, all past employees and consultants of the Corporation have executed such agreement;

(oo)

all of the present and past employees of the Corporation, and all of the present and past consultants, contractors and agents of the Corporation performing services relating to the development, modification or support of the Corporation IP, have entered into a written agreement assigning to the Corporation all right, title and interest in and to all such Intellectual Property;

(pp)

any and all fees or payments required to keep the Corporation IP and the Licensed IP in force or in effect have been paid, except those which the Corporation has determined the failure to pay would not have a Material Adverse Effect;

(qq)

to the knowledge of the Corporation, there is no claim of infringement or breach by the Corporation of any industrial or Intellectual Property rights of any other person, nor has the Corporation received any notice or threat from any such third party, nor does the Corporation have knowledge that the use of the business names, trademarks, service marks and other industrial or Intellectual Property of the Corporation infringes upon or breaches any industrial or Intellectual Property rights of any other person;

(rr)

there are no Intellectual Property disputes, negotiations, agreements or communications between the Corporation and any other persons relating to or potentially relating to the business of the Corporation;

(ss)

the Corporation has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a Material Adverse Effect;

(tt)

the Corporation does not have knowledge of any reason as a result of which it is not entitled to make use of and commercially exploit the Corporation IP. With respect to each license or agreement by which the Corporation has obtained the rights to exploit, in any way, the Licensed IP rights of any other person or by which the Corporation has granted to any third party the right to so exploit such Licensed IP:

(i)

such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except to the extent that enforceability may be limited by: (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and represents the entire agreement between the parties thereto with respect to the subject matter thereof, and no event of default has occurred and is continuing under any such license or agreement;

(ii)

(A) the Corporation has not received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms; (B) the Corporation has not received any notice of a breach or default under such license or agreement which breach or default has not been cured; and (C) the Corporation has not granted to any other person any rights adverse to, or in conflict with, such license or agreement; and

(iii)

the Corporation does not have knowledge of any other party to such license or agreement that is in breach or default thereof, and does not have knowledge of any event that has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement. No litigation, legal or governmental proceedings or inquiries are pending to which the Corporation is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by the Corporation which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on the Corporation and no such litigation, legal or governmental proceedings or inquiries have been threatened against or, to the Corporation’s knowledge, are contemplated with respect to the Corporation or with respect to its business, assets and/or properties;

(uu)

for so long as the Special Broker Warrants and Broker Warrants remain outstanding, the Corporation shall use its best efforts to comply with its obligations under Applicable Securities Laws, to the extent applicable to it;

(vv)

the definitive form of certificate representing the Special Warrants complies with the requirements of the Business Corporations Act (British Columbia) and does not conflict with the constating documents of the Corporation;

(ww)

the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its Common Shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its Common Shares or agreed to do so or otherwise effected any return of capital with respect to such shares;

(xx)

the Corporation has, and to the best of the Corporation’s knowledge, the directors and officers of the Corporation have, answered every question or inquiry of the Agent and the Agent’s counsel in connection with the Agent’s due diligence investigations fully and truthfully;

(yy)

from the effective date of the Corporation’s engagement of the Agent and until the Closing Time, the Corporation has allowed, and shall continue to allow, the Agent the opportunity to conduct all required due diligence and to obtain, acting reasonably, satisfactory results therefrom and in particular, the Corporation shall allow the Agent and Agent’s counsel to conduct all due diligence which the Agent may reasonably require and, in this regard, the Corporation shall make available its senior management and relevant employees and shall use its reasonable commercial efforts to make available its auditors to answer any questions which the Agent may have and to participate in one or more due diligence sessions to be held prior to a Closing Date (all of such sessions referred to as the “Due Diligence Session”);

(zz)	the Corporation has provided the Agent with all information reasonably requested by the Agent in connection with the Offering. There is no material fact known to the

Corporation that has not been disclosed herein, or to the Agent on behalf of the Subscribers in connection with the transactions contemplated hereby and which would result in a Material Adverse Effect on the Corporation. The Corporation has not withheld from the Agent any material fact relating to the Corporation or to the Offering;

(aaa)

to the best of the Corporation’s knowledge it is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation;

(bbb)

the Corporation has not, and to the knowledge of the Corporation, no director, officer, agent, employee or other person associated with or acting on behalf of the Corporation has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Officials Act (Canada) or similar legislation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(ccc)

all clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Corporation (collectively “Clinical Trials”) have been and are being conducted in accordance with all Applicable Laws where such studies and tests are being conducted, including Applicable Laws administered by Regulatory Authorities. The Corporation has not received any notices or written correspondence from any Regulatory Authority with respect to any Clinical Trial requiring the termination or suspension of such Clinical Trial;

(ddd)

the operations of the Corporation are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government or governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation with respect to the Money Laundering Laws is pending, or to the best of the Corporation’s knowledge threatened;

(eee)

the Corporation has not, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Corporation and its operations, and will not use any portion of the gross proceeds, in contravention of such legislation;

(fff)

the Corporation or, to the best knowledge of the Corporation, any director, officer, agent, employee, affiliate or person acting on behalf of the Corporation has not been or is not currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department and the Corporation will not directly or indirectly use any proceeds of the Offering or lend, contribute or otherwise make available such proceeds to the Corporation or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person targeted by any of the sanctions of the United States; and

(ggg)

the delivery of the Final Prospectus and any Supplementary Material to the Agent by the Corporation will constitute the representation and warranty of the Corporation to the Agent that (except for any information and statements relating solely to the Agent and furnished by the Agent for use in the Final Prospectus), at the respective times of delivery:

(i)

the information and statements contained in each of the Final Prospectus and any Supplementary Material: (A) are true and correct and contain no misrepresentation; and (B) constitute full, true and plain disclosure of all material facts relating to the subject securities and the Corporation considered as a whole; and

(ii)	the Final Prospectus and the Supplementary Material complies in all material respects with Applicable Securities Laws.

5.	Covenants of the Corporation

The Corporation covenants and agrees with the Agent as follows:

(a)

from the effective date hereof to the Closing Time (or the respective time of filing of the Preliminary Prospectus and Final Prospectus and all times subsequent to such filing during the distribution of the subject securities) the Corporation will promptly inform the Agent of the full particulars of: (i) any actual, anticipated or threatened material change, change in material fact or the occurrence of a material fact or event, which, in any such case, is, or may be, of such nature to: (A) render any portion of the due diligence conducted by the Agent or the Agent’s counsel, including the results of the Due Diligence Session, untrue, false or misleading in any material respect; (B) result in a misrepresentation in any of the due diligence documentation reviewed by the Agent or Agent’s counsel or during the Due Diligence Session; (C) result in the Preliminary Prospectus or Final Prospectus containing a misrepresentation; or (D) result in the Corporation not complying with Applicable Securities Laws;

(b)

if the Corporation is uncertain as to whether a material change, change in material fact, occurrence of a material fact or event of the nature referred to in this aforementioned subparagraph has occurred, the Corporation shall promptly inform the Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Agent as to whether the occurrence is of such a nature;

(c)

as soon as reasonably possible, and in any event by a Closing Date the Corporation shall take all such steps as may be required by the Agent and the Agent’s counsel to enable the Special Warrants to be offered for sale and sold on a private placement basis to Subscribers in the Selling Jurisdictions that qualify as “accredited investors” under Applicable Securities Laws through the Agent or any other investment dealers or brokers registered in any of the Selling Jurisdictions by way of the exemptions set forth in Applicable Securities Laws of each of the Selling Jurisdictions, provided, however, that the Corporation shall not be required to qualify as a foreign corporation in any state, to consent to service of process in any state other than with respect to claims related to the Offering or to comply with any continuous disclosure or other similar requirements;

(d)

the Corporation will make all filings necessary with each applicable Securities Commission and pay all applicable fees in connection with the Offering in full compliance with the manner and within the time limits prescribed by Applicable Securities Laws;

(e)

the Corporation shall duly, faithfully and punctually perform all the obligations to be performed by it and comply with its covenants and agreements hereunder and under the Transaction Documents and the CPRIT Agreement;

(f)	the Corporation shall use the proceeds from the issuance and sale of the Special Warrants for pre-clinical and clinical development of the prostate cancer program and for general corporate purposes;

(g)

the Corporation shall use its best efforts to maintain its status as a “specified small business corporation” (within the meaning of the Income Tax Act (Canada)) at all times until the completion of an IPO or RTO and shall not take any action that would cause or contribute to prevent the Corporation from maintaining such status;

(h)

the Corporation shall, as soon as practicable following the Closing Date, use its commercially reasonable efforts to prepare, file and have a receipt issued for the Preliminary Prospectus under the Applicable Securities Laws of the Qualifying Jurisdictions qualifying the distribution of: (i) the Preferred Shares issuable on the exercise or deemed exercise of the Special Warrants to holders of the Special Warrants and (ii) the Broker Warrants to holders of the Special Broker Warrants;

(i)

the Corporation shall use its commercially reasonable efforts to: (i) settle as expeditiously as possible all comments made by the Canadian Securities Regulators on the Preliminary Prospectus, (ii) as soon as practicable thereafter prepare, file and have a receipt issued for the Final Prospectus under the Applicable Securities Laws of the Qualifying Jurisdictions and (iii) take all other steps and proceedings that may be reasonably necessary to be taken by the Corporation in order to qualify the subject securities for distribution in each of the Qualifying Jurisdictions under Applicable Securities Laws as soon as practicable following the Closing Date;

(j)

the Corporation shall allow the Agent to: (A) review drafts of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material that the Corporation is required to file under Applicable Securities Laws in connection therewith and provide comments thereon, which comments shall be considered in good faith by the Corporation (B) conduct all due diligence and provide all such information which the Agent may reasonably require in order to fulfill its obligations as Agent and in order to enable the Agent to execute the relevant certificate required to be executed by the Agent;

(k)	the Corporation will promptly inform the Agent after receiving notice or obtaining knowledge thereof, of:

(i)

the issuance by any Canadian Securities Regulator of any order suspending or preventing the use of the Preliminary Prospectus, the Final Prospectus or any Supplementary Material or the institution, threatening or contemplation of any proceeding for any such purposes;

(ii)

any order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation having been issued by any Canadian Securities Regulator or the institution, threatening or contemplation of any proceeding for any such purposes; or

(iii)

any requests made by any Canadian Securities Regulator for amending or supplementing the Preliminary Prospectus or the Final Prospectus or for additional information, and will use its commercially reasonable efforts to prevent the issuance of any order referred to in (i) above, and if any such order is issued, to obtain the withdrawal thereof as quickly as possible;

(l)	the Corporation will deliver to the Agent, without charge, contemporaneously with, or prior to the filing of, the Final Prospectus, unless otherwise indicated:

(i)	a copy of any document filed with, or delivered to, the Canadian Securities Regulators by the Corporation under Applicable Securities Laws with the Final Prospectus;

(ii)

a certificate dated the date of the Final Prospectus, addressed to the Agent and signed by the Chief Executive Officer or Chief Financial Officer of the Corporation, certifying for and on behalf of the Corporation, and not in their personal capacity, after having made due inquiries, with respect to the following matters:

(A)

the Corporation having complied with all of the covenants and satisfied all of the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the date of the Final Prospectus;

(B)

no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation having been issued and no proceeding for such purpose being pending or, to the knowledge of such officer, threatened;

(C)

the representations and warranties of the Corporation contained in this Agreement and in any certificates of the Corporation delivered pursuant to or in connection with this Agreement being true and correct as at the date of the Final Prospectus, with the same force and effect as if made on and as at the date of the Final Prospectus, after giving effect to the transactions contemplated by this Agreement; and

(D)

since the Closing Time, there having been no material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), capital, business or results of operations of the Corporation;

(m)

the Corporation shall cause to be delivered to the Agent concurrently with the filing of the Final Prospectus or any amendment thereto (i) a comfort letter from the Corporation’s Auditors dated the date of the Final Prospectus addressed to the Agent, in form and substance satisfactory to the Agent and directors of the Corporation, acting reasonably, relating to the financial and accounting information relating to the Corporation contained in the Final Prospectus, which letter shall be based on a review by the Corporation’s Auditor’s within a cut-off dated of not more than [two] Business Days prior to the date of the letter, which letter shall be in addition to the auditor’s consent and comfort letter addressed to the Canadian Securities Regulators;

(n)

the Corporation shall use its commercially reasonable best efforts to obtain the conditional approval of a Recognized Exchange for the listing of its Common Shares by no later than the earlier of: (A) six months from the date the Corporation becomes a “reporting issuer” under Applicable Securities Laws and (B) June 5, 2015; and

(o)

the Corporation will refuse to register any transfer of Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from such registration.

6.	Agent’s Compensation

In return for the Agent’s services hereunder, the Corporation agrees to pay to the Agent a fee equal to 7.0% of the gross proceeds of the Offering (excluding subscriptions from the directors and officers of the Corporation (or any of their associates)) payable in cash on any Closing Date (the “Agency Fee”). As additional consideration for the Agent’s services performed under this Agreement, the Corporation shall issue to the Agent on such Closing Date special broker warrants (the “Special Broker Warrants”) exercisable to acquire for no additional consideration broker warrants (the “Broker Warrants”) exercisable to purchase, on or before the date which is 12 months after the Closing Date, that number of Broker Shares of the Corporation equal to 7.0% of the aggregate of the number of Special Warrants sold pursuant to the Offering (excluding Special Warrants purchased by the directors and officers of the Corporation (or any of their associates)) at the Offering Price.

In addition to the above, in connection with the Agent’s review and execution of the Preliminary Prospectus and the Final Prospectus, the Corporation will pay to the Agent a corporate finance advisory cash fee (the “Corporate Finance Fee”) equal to $30,000 and 5,000 Special Broker Warrants entitling the Agent to acquire for no additional consideration an equivalent number of Broker Warrants entitling the Agent to purchase, on or before the date which is 12 months after the Closing Date, an equivalent number of Broker Shares at the Offering Price.

The Agent acknowledges that the Special Warrants issued pursuant to the Non-Brokered Private Placement shall not form part of the Offering and the Agent shall not be entitled to compensation therefor.

7.	Closing

The purchase and sale of the Special Warrants shall be completed at the Initial Closing Time by the electronic exchange of documents and funds or at such other place or places as the Agent and the Corporation may agree. At the Initial Closing Time, the Corporation shall duly and validly deliver to Baker & McKenzie LLP definitive Special Warrant certificates registered in such names as shall be designated by the Agent not less than one Business Day prior to the Initial Closing Time against payment by the Agent to the Corporation of the aggregate proceeds from the sale of the Special Warrants, by certified cheque or wire transfer, net of the Agency Fee, the Corporate Finance Fee and the Agent’s Expenses in accordance with Section 12, against the delivery of cross-receipts therefor. In addition, the Corporation shall at the Initial Closing Time, issue to the Agent the Special Broker Warrants by execution and delivery to the Agent of a Special Broker Warrant Certificate representing the Special Broker Warrants issuable to the Agent in connection with the Offering.

If the number of Special Warrants issued and sold at the Initial Closing is less than 3,814,600 the Agent may from time to time hold additional closings on or prior to December 31, 2014 for the issuance and sale of additional Special Warrants until such time as 3,814,600 Special Warrants in aggregate have been issued and sold pursuant to this Agreement. Any such additional closing shall be referred to as a “Subsequent Closing” and shall be on the same terms and be conducted in the same manner as the Initial Closing. At any Subsequent Closing, the Corporation shall, at its expense, deliver all of the certificates, opinions and other documents to be delivered by the Corporation on the Initial Closing Date, each updated to the date of any such Subsequent Closing.

8.	Closing Conditions

The Agent’s obligation to complete the Closing at the Closing Time, shall be subject to the accuracy of the representations and warranties of the Corporation contained in this Agreement as of the date of this Agreement and as of the Closing Date and performance by the Corporation of its obligations under this Agreement in all material respects and the following conditions:

(a)

The Agent shall have received at the Closing Time, a legal opinion dated such Closing Date, in form and substance satisfactory to counsel to the Agent, addressed to the Agent and counsel to the Agent from counsel to the Corporation, Blake, Cassels & Graydon LLP with respect to certain customary matters related to the Corporation and the Offering, which counsel in turn may rely upon the opinions of local counsel where they deem such reliance proper as to the laws other than those of Canada, British Columbia, Alberta and Ontario, and, as to matters of fact, on certificates of public officials and officers of the Corporation;

(b)

The Agent shall have received at the Closing Time, a legal opinion dated the Closing Date, in form and substance satisfactory to counsel to the Agent, addressed to the Agent from counsel to the Corporation, Blake, Cassels & Graydon LLP providing that in the opinion of counsel to the Corporation, subject to the limitations and conditions contained therein, the investment in the Special Warrants by registered retirement savings plans, registered retirement income funds and tax-free savings accounts will be a “qualified investment” (within the meaning of the Income Tax Act (Canada)) for such registered plans;

(c)

The Agent shall have received at the Closing Time certificates dated the Closing Date addressed to the Agent and counsel to the Agent and signed by appropriate officers of the Corporation, with respect to the constating documents of the Corporation, all resolutions of the board of directors of the Corporation relating to this Agreement, the incumbency and specimen signatures of signing officers of the Corporation and with respect to such other matters as the Agent may reasonably request;

(d)

The Agent shall have received at the Closing Time, a certificate dated the Closing Date addressed to the Agent and counsel to the Agent and signed on behalf of the Corporation by the Chief Executive Officer and the Chief Financial Officer of the Corporation or other officers of the Corporation acceptable to the Agent, certifying for and on behalf of the Corporation after having made due enquiry, that:

(i)	there are no contingent liabilities affecting the Corporation which are material to the Corporation;

(ii)	the Corporation has complied with and satisfied in all material respects the covenants, terms and conditions of this Agreement on its part to be complied with and satisfied up to the Closing Time;

(iii)

the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement; and

(iv)	such other matters as the Agent may reasonably request;

(e)

The Special Warrant Indenture shall have been entered into by the Corporation and the Special Warrant Agent in such form and containing such terms as are acceptable to the Corporation and the Agent acting reasonably; and

(f)

If any of the Special Warrants are purchased by U.S. Persons, the Agent shall have received at the Closing Time a legal opinion, in form and substance satisfactory to the Agent, acting reasonably, addressed to the Agent from U.S. counsel, and based upon such assumptions as are reasonable to the effect that registration under the 1933 Act is not required in connection with the offer or sale of the Special Warrants and the Securities comprising or underlying the Special Warrants in the United States.

9.	Rights of Termination

This Agreement may be terminated in the sole discretion of the Agent by written notice to the Corporation given prior to any Closing Time in the event that:

(a)

the Corporation is in material breach of any term, condition, covenant or agreement contained in this Agreement or any representation or warranty given by the Corporation in this Agreement is determined to have been untrue, false or misleading in any material way as of the date upon which such was given; or

(b)	prior to any Closing Time:

(i)	there shall have occurred any adverse material change or there shall be discovered any previously undisclosed adverse material fact in relation to the Corporation; or

(ii)

there shall have occurred any change in Applicable Securities Laws or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof or any regulatory authority in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Agent and not upon activities of the Corporation);

which, in the reasonable opinion of the Agent, prevents or restricts trading in or the distribution of the Preferred Shares or the Broker Shares; or

(iii)

there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence or catastrophe of national or international consequence or any law or regulation or a change thereof which, in the reasonable opinion of an Agent, materially adversely affects or involves, or will materially adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation, taken as a whole; or

(iv)

the due diligence investigations of the Agent identify a material adverse fact with respect to the Corporation or the Preferred Shares which existed as of the date hereof but which had not been disclosed to the Agent.

The rights of termination contained in this Section 9 are in addition to any other rights or remedies the Agent may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of the Agent to the Corporation or on the part of the Corporation to the Agent except in respect of any liability which may have arisen prior to or arise after such termination under any of Sections 10 and 12.

10.	Indemnity

(a)

The Corporation shall indemnify and save harmless the Agent, its affiliates, directors, partners, officers, employees, advisors, agents, each other person, if any, controlling the Agent or any of its subsidiaries, and each shareholder of such Agent and any selling group member (collectively the “Indemnified Parties”) from and against any and all (including shareholder actions, derivative or otherwise) claims, actions, suits, investigations and proceedings (collectively “Proceedings”) and all losses (other than loss of profits), expenses, fees, damages, obligations, payments and liabilities whatsoever (collectively “Liabilities”) (including without limitation all amounts paid to settle any action or to satisfy any judgment or award and all legal fees and disbursements actually incurred) which now or any time hereafter are suffered or incurred by reason of any event, act or omission in any way connected, directly or indirectly, with:

(i)	any information or statement contained in:

(A)	the Subscription Agreements or any information or statement relating solely to the Corporation and furnished to the Agent by the Corporation expressly for inclusion in the Subscription Agreements, or

(B)

either the Preliminary Prospectus or the Final Prospectus or any Supplementary Material (except for any information or statement relating solely to the Agent and furnished by the Agent for use in such documents), which is untrue or any omission to provide any information or state any fact in the documents referred to above the omission of which makes any such information or statement untrue or misleading in light of the circumstances in which it was made;

(ii)

any misrepresentation made by the Corporation in the Subscription Agreements, during the Due Diligence Session or otherwise (except a misrepresentation which is based upon information relating to the Agent and furnished to the Corporation by the Agent in writing expressly for inclusion in the Subscription Agreements);

(iii)

any prohibition or restriction affecting the offer and sale of the Special Warrants imposed by any competent authority if such prohibition or restriction is based on any misrepresentation of a kind for which the Agent are entitled to indemnity under subsection 10(a)(ii);

(iv)

any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based upon the activities or the alleged activities of the Agent or its banking or selling group members, if any) relating to or materially affecting the sale of the Special Warrants in the Selling Jurisdictions; or

(v)

any breach of, default under or non-compliance by the Corporation with any material representation, warranty, term or condition of this Agreement, the Subscription Agreements or any requirement of Applicable Securities Laws;

provided that no such indemnity shall apply in the event and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that such Proceedings or Liabilities resulted solely from the gross negligence, wilful misconduct or other fraudulent act of the Indemnified Party claiming indemnity or in the event of a material breach by the Agent of Section 3 of this Agreement.

(b)

The Corporation hereby waives its right to recover contribution from the Agent with respect to any liability of the Corporation by reason of or arising out of any misrepresentation provided by the Corporation to the Agent during the course of the Agent’s due diligence or otherwise provided, however, such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of (i) any misrepresentation which is based upon information relating solely to the Agent furnished to the Corporation by the Agent in writing for inclusion in any document or other use in connection with the transactions contemplated by this Agreement; or (ii) any misrepresentation made by the Agent or a member of the selling group or by an Affiliate or Associate of either of them (A) relating to the Corporation or matters concerning the Corporation, its management, business, financial condition, capital structure, performance, outlook or prospects, which is inconsistent with information on the same subject or subjects that (a) was furnished by the Corporation to the Agent for use in connection with the transactions contemplated by this Agreement, and (b) did not constitute or contain any material misrepresentation or omission; or (B) relating to the Offering, the Securities or other matters contained in the Transaction Documents, which is inconsistent with the Transaction Documents; or (iv) any material breach by the Agent of Section 3 of this Agreement.

(c)

If any Proceeding is brought or instituted in respect of any Indemnified Party which may result in a claim for indemnification under this Agreement, such Indemnified Party shall promptly after receiving notice thereof notify the Corporation of the notice of claim, in writing, and the Corporation shall be entitled (but not required) to assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in such Proceeding and the Corporation shall pay the reasonable fees and disbursements of such counsel and all other expenses of the Indemnified Party relating to such Proceeding as incurred. Failure to so notify the Corporation shall not relieve the Corporation from liability except and only to the extent that the failure materially prejudices the Corporation. If the Corporation assumes conduct of the defence for an Indemnified Party, the Indemnified Party shall, except when a conflict of interest as described in subsection 10(d)(i) exists and counsel to the Indemnified Party advises the Indemnified Party that such action would be prejudicial to the interests of the Indemnified Party, fully cooperate in the defence including without limitation the provision of documents, appropriate officers and employees to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the Proceedings.

(d)	In any such Proceeding the Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof if:

(i)	employment of such counsel has been authorized in writing by the Corporation;

(ii)

the Indemnified Party has been advised in writing by counsel that there may be a reasonable legal defence available to the Indemnified Party that is different from or in addition to those available to the Corporation or that a conflict of interest exists which makes representation by counsel chosen by the Corporation not advisable; or

(iii)

the Corporation has not assumed the defence of the Proceeding and employed counsel therefor reasonably satisfactory to the Indemnified Party within a reasonable period of time after receiving notice thereof;

in which event the reasonable fees and disbursements of such counsel (on a solicitor and his client basis) shall be paid by the Corporation. It being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel (in addition to any local counsel) for all such Indemnified Parties.

(e)

No admission of liability and no settlement of any Proceeding shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made by an Indemnified Party without the consent of the Corporation, such consent not to be unreasonably withheld, and the Corporation shall not be liable for any settlement of any Proceeding made without its consent, such consent not to be unreasonably withheld.

(f)

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on ground of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate Liabilities (or Proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(i)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the Agent on the other hand from the offering of the Special Warrants; or

(ii)

if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such liabilities, claims, demands, losses, costs, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Agent. The relative fault of the Corporation, on the one hand, and of the Agent, on the other hand, shall be determined by reference, among other things, to whether the misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter giving rise to liability relates to information supplied or which ought to have been supplied by, or steps or actions taken or done on behalf of or which ought to have been taken or done on behalf of the Corporation or the Agent and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter giving rise to liability.

The amount paid or payable by the Corporation as a result of any Proceedings or Liabilities shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraphs.

(g)

The rights to indemnity and right of contribution provided in the foregoing sections shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law or in equity.

(h)

It is the intention of the Corporation to constitute the Agent as trustee for the Indemnified Parties for the purposes of sections 10(a) to 10(g) inclusive and the Agent shall be entitled, as trustee, to enforce such covenants on behalf of any other Indemnified Parties.

(i)

If any Proceeding is brought in connection with the transactions contemplated by this Agreement and an Indemnified Party is required to testify in connection therewith or is required to respond to procedures designed to discover information relating thereto, the Corporation shall pay to the relevant Agent reasonable fees at the normal per diem rate for its directors, officers, partners, employees, agents and advisors involved in preparation for and attendance at such Proceeding or in so responding and any other reasonable costs and out-of-pocket expenses incurred by such Agent in connection therewith will be paid by the Corporation as they are incurred; provided and to the extent that such Proceeding is not caused solely by or the result of the gross negligence or wilful misconduct of an Indemnified Party or a material breach by the Agent of Section 3 of this Agreement.

(j)

The obligations under the indemnity and right of contribution provided herein shall apply whether or not the transactions contemplated by this Agreement are completed and shall survive the completion of the transactions contemplated under this Agreement and the termination of this Agreement.

11.	Severability

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

12.	Expenses

Whether or not the transactions contemplated by this Agreement are completed, the Corporation shall pay all expenses and fees in connection with the Offering, including, without limitation, all expenses of or incidental to the issue, sale or distribution of the Special Warrants; the fees and expenses of the Corporation’s counsel; and all costs incurred in connection with the preparation of documents relating to the Offering. The Corporation shall also pay, whether or not the transactions contemplated by this Agreement are completed, all expenses and fees incurred by the Agent, which shall include the reasonable fees of the Agent’s counsel Baker & McKenzie LLP, up to a maximum of Cdn$65,000 plus disbursements and taxes, and all reasonable out-of-pocket expenses of the Agent (collectively, the “Agent’s Expenses”). All fees and expenses incurred by the Agent or on its behalf shall be deducted from the aggregate gross proceeds of the Offering in accordance with Section 7. In the event the closing of the Offering contemplated by this Agreement does not occur, all fees and expenses incurred by the Agent shall be payable by the Corporation immediately upon receiving an invoice therefor from the Agent.

13.	Survival of Representations and Warranties

The representations, warranties, covenants, obligations and agreements of the Corporation contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the purchase and sale of the Special Warrants shall survive the purchase of the Special Warrants and shall continue in full force and effect for a period of three years following the Closing Date regardless of any subsequent disposition of the Special Warrants by the Subscribers or the termination of the Agent’s obligations and shall not be limited or prejudiced by any investigation made by or on behalf of the Agent in connection with the sale of the Special Warrants.

14.	Time of the Essence

Time shall be of the essence of this Agreement.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

16.	Funds

Unless otherwise specified, all funds referred to in this Agreement shall be in Canadian dollars.

17.	Notice

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “Notice”) shall be in writing addressed as follows:

If to the Corporation, addressed and sent to:

ESSA Pharma Inc.
999 West Broadway, Suite 720
Vancouver, BC V5Z 1K5

Attention:	Bob Rieder, Chief Executive Officer
Fax:	888-308-8974

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
599 Burrard Street, Suite 2600
Vancouver, BC V7X 1L3

Attention:	Joseph Garcia
Fax:	604-631-3307

If to the Agent, addressed and sent to:

Haywood Securities Inc.
200 Burrard Street, Suite 700
Vancouver, BC V6C 3L6

Attention:	Kevin Campbell
Fax:	(604) 697-7495
Email:	kcampbell@haywood.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
Brookfield Place
181 Bay Street, Suite 2100
Toronto, Ontario
M5J 2T3

Attention:	Sonia Yung
Fax:	416-863-6275

or to such other address as any of the persons may designate by Notice given to the others.

Each Notice shall be personally delivered to the addressee or sent by fax to the addressee and (i) a Notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a Notice which is sent by fax shall be deemed to be given and received on the first Business Day following the day on which it is sent.

18.	Entire Agreement

The provisions herein contained constitute the entire agreement between the parties relating to the Offering and supersede all previous communications, representations, understandings and agreements between the parties with respect to the subject matter hereof whether verbal or written.

19.	Press Releases

Any press release connected with the offering issued by the Corporation shall be issued only after consultation with the Agent. If the Offering is successfully completed, the Agent shall be permitted only after consultation with the Corporation, to publish, at the Agent’s expense, and in compliance with Applicable Securities Laws such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as they may consider appropriate.

20.	Counterparts

This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21.	Language

The parties hereto confirm their express wish that this agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigés en anglais.

22.	Facsimile

The Corporation and the Agent shall be entitled to rely on delivery by facsimile or other electronic means of an executed copy of this Agreement and acceptance by the Corporation and the Agent of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Agent in accordance with the terms of this Agreement.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter where indicated below and returning the same to the Agent upon which this letter as so accepted shall constitute an agreement among us.

Yours very truly,

HAYWOOD SECURITIES INC.

Per:	[Redacted]
Name:	Kevin Campbell
Title:	Managing Director, Investment Banking

Authorized Signing Officer

The foregoing offer is accepted and agreed to as of the date first above written.

ESSA PHARMA INC.

By:	/s/ Bob Rieder
Bob Rieder
Chief Executive Officer

SCHEDULE “A”

TERMS AND CONDITIONS FOR UNITED STATES OFFERS AND SALES

As used in this Schedule “A” and related appendices, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agency Agreement to which this Schedule “A” is annexed and the following terms shall have the meanings indicated:

(a)	“Accredited Investor” means a person or entity that is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933;

(b)

“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Special Warrants and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Special Warrants;

(c)	“Foreign Issuer” means “foreign issuer” as that terms is defined in Rule 902(e) of Regulation S;

(d)

“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used under Rule 502(c) under the U.S. Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(e)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(f)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(g)	“SEC” means the United States Securities and Exchange Commission;

(h)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S;

(i)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(j)	“U.S. Affiliate” of the Agent means the U.S. registered broker-dealer affiliate of the Agent;

(k)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(l)	“U.S. Person” means a U.S. person as that term is defined in Regulation S; and

(m)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Representations, Warranties and Covenants of the Agent

Each of the Agent and the U.S. Affiliate acknowledges that the Special Warrants have not been and will not be registered under the U.S. Securities Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and applicable state securities laws. Accordingly, each of the Agent and the U.S. Affiliate represents, warrants and covenants to the Corporation that:

1.

It has not offered and sold, and will not offer and sell, any Special Warrants except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) in the United States as provided in Sections 2 through 10 below. Accordingly, neither the Agent nor any of its affiliates nor any persons acting on its behalf, has made or will make (except as permitted in Sections 2 through 10 below), (i) any offer to sell or any solicitation of an offer to buy, any Special Warrants to any person in the United States or a U.S. Person, (ii) any sale to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or the Agent, affiliate or person acting on its behalf reasonably believed that such purchaser was outside the United States, or (iii) any Directed Selling Efforts in the United States with respect to the Special Warrants.

2.

It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Special Warrants, except with its U.S. Affiliate, any selling group members or with the prior written consent of the Corporation. It shall require each selling group member to agree, for the benefit of the Corporation, to comply with, and shall use its best efforts to ensure that each selling group member complies with, the provisions of this Schedule “A” applicable to the Agent as if such provisions applied to such selling group member.

3.

All offers and sales of Special Warrants in the United States shall be made by an Agent through a U.S. Affiliate, which on the dates of such offers and sales was and will be duly registered as a broker-dealer under the U.S. Exchange Act and under all applicable state securities laws (except where exempted from the respective state’s broker-dealer registration requirements) and a member of, and in good standing with, the Financial Industry Regulatory Authority, Inc. (“FINRA”), in accordance with all applicable United States state and federal securities (including broker-dealer) laws. The U.S. Affiliate will make all offers and sales of Special Warrants in compliance with all applicable United States federal and state broker-dealer requirements.

4.

It and its affiliates have not, either directly or through a person acting on its or their behalf, solicited and will not solicit offers for, and have not offered to sell and will not offer to sell, any of the Special Warrants in the United States by any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act or Regulation D.

5.

Any offer, sale or solicitation of an offer to buy Special Warrants that has been made or will be made in the United States was or will be made only to Accredited Investors in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6.

It had reasonable grounds to believe and did believe that each such purchaser was an Accredited Investor, and at the time of completion of each sale to or for the benefit or account of a U.S. Person or a person in the United States, the Agent, the U.S. Affiliate, their respective affiliates, and any person acting on their behalf will have reasonable grounds to believe and will believe, that each purchaser designated by the Agent or the U.S. Affiliate to purchase Special Warrants from the Corporation is an Accredited Investor.

7.

Prior to any sale of Special Warrants in the United States, it shall cause each purchaser that is a U.S. Person thereof to execute a Subscription Agreement for Special Warrants, United States Resident Subscribers, and attached documents, including an Accredited Investor Certificate and an Accredited Investor Questionnaire (“U.S. Subscription Agreement”) in the form attached hereto as Appendix I.

8.	At least one Business Day prior to the Closing Date, the Corporation will be provided with a list of all purchasers of the Special Warrants in the United States.

9.

At Closing, the U.S. Affiliate and the Agent, will provide a certificate, substantially in the form of Appendix II, relating to the manner of the offer and sale of the Special Warrants in the United States.

10.

Prior to soliciting any offerees and prior to the completion of any sale of Special Warrants to U.S. Persons or persons in the United States, each purchaser will be informed that the Special Warrants and the Securities underlying the Special Warrants have not been and will not be registered under the U.S. Securities Act and are being offered to such purchaser for investment and in reliance on an exemption from the registration requirements of the U.S. Securities Act provided by Rule 506 of Regulation D.

11.

None of the Agent, the U.S. Affiliate nor any person acting on its or their behalf has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with its offers or sales of the Special Warrants in the United States.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, covenants and agrees that:

1.

The Corporation is not, and as a result of the sale of the Special Warrants contemplated hereby will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

2.

Except with respect to offers and sales to Accredited Investors in reliance upon an exemption from registration under the U.S. Securities Act, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf (other than the Agent, the U.S. Affiliate, or any members of the banking and selling group formed by them, as to whom the Corporation makes no representation), has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Special Warrants to a person in the United States; or (B) any sale of Special Warrants unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States, or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

3.

Neither it nor any of its affiliates, nor any person acting on its or their behalf (other than the Agent, the U.S. Affiliate, or any members of the banking and selling group formed by them, as to whom the Corporation makes no representation), has made or will make any Directed Selling Efforts in the United States with respect to the Special Warrants, or has taken or will take any action that would cause the applicable exemption afforded by the U.S. Securities Act or Regulation S to be unavailable for offers and sales of the Special Warrants pursuant to this Agreement.

4.

None of the Corporation, any of its affiliates or any person acting on its or their behalf, (including the Agent, its Affiliate, or any members of the banking and selling group formed by them, as to all of whom the Corporation makes no representation) has offered or will offer to sell, or has solicited or will solicit offers to buy, any of the Special Warrants in the United States by means of any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5.

Neither the Corporation nor any of its predecessors or affiliates has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D.

6.

None of the Corporation, its affiliates or any person acting on its behalf, (including the Agent, the U.S. Affiliate, or any members of the banking and selling group formed by them, as to all of whom the Corporation makes no representation) has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with any offer or sale of the Special Warrants.

APPENDIX II

TO SCHEDULE “A”

AGENT’S CERTIFICATE

In connection with the private placement in the United States of Special Warrants (the “Special Warrants”) of ESSA Pharma Inc. (the “Company”), with a U.S. Accredited Investor (the “U.S. Private Placee”) pursuant to a Subscription Agreement, and pursuant to an agency agreement (the “Agency Agreement”) dated October 22, 2014, between the Corporation and the agent named therein, the undersigned hereby certify as follows:

(i)

On the date hereof and on the date each offer or sale of Special Warrants, [NAME OF AGENT] (the “U.S. Agent”) is and was a duly registered broker-dealer with the United States Securities and Exchange Commission, duly registered as a broker-dealer under the laws of each state where it made offers of Special Warrants (unless exempted from the respective state’s broker-dealer registration requirements, and a member of and is in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”) on the date hereof;

(ii)	All offers and sales of Special Warrants in the United States have been and will be effected by the U.S. Agent in accordance with U.S. broker-dealer requirements.

(iii)	Other than written materials provided by or expressly approved by the Company, no written material was used in connection with the offer and sale of the Special Warrants in the United States;

(iv)

We had reasonable grounds to believe and did believe that each offeree was an “accredited investor” as defined in Rule 501(a) of Regulation D (an “Accredited Investor”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and, on the date hereof, we continue to believe that each U.S. person purchasing Special Warrants from us is an Accredited Investor;

(v)

no form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Special Warrants in the United States or to U.S. persons;

(vi)	the offering of the Special Warrants in the United States has been conducted by us in accordance with the terms of the Agency Agreement; and

(vii)

prior to any sale of Special Warrants in the United States, we caused each U.S. purchaser to execute a Subscription Agreement for United States Resident Subscribers in the form agreed to by the Company.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

Dated this      day of             , 2014.

[NAME OF AGENT]	[NAME OF US AFFILIATE]

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE “B”

SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES IN THE CAPITAL OF THE CORPORATION

Preferred Shares and Broker Warrants:

On July 29, 2014, the Corporation issued 1,702,900 Preferred Shares and 79,479 Broker Warrants pursuant to a private placement. Each Broker Warrant entitles the holder thereof to purchase one Preferred Share at $2.00 per Preferred Share.

Warrants:

As of the date of this Agreement, there are warrants outstanding to purchase 25,000 Common Shares at an exercise price of $2.00 per Common Share and expiring on April 15, 2019.

Options:

Optionee	Amount	Exercise Price	Expiry
Dr. Marianne Sadar (CSO, founder)	120,000	$0.50/share	April 30, 2016
	300,000	$0.80/share	January 31, 2018
Dr. Raymond Andersen (CTO, founder)	120,000	$0.50/share	April 30, 2016
	300,000	$0.80/share	January 31, 2018
Dr. Jennifer Hamilton (consultant)	35,000	$0.50/share	July 27, 2016
	25,500	$0.50/share	October 21, 2017
Dr. Roger Ulrich (consultant)	50,000	$0.80/share	November 20, 2017
Dr. James Bristol (consultant)	50,000	$0.80/share	November 20, 2017
Kim Hewitt (consultant)	8,750	$0.50/share	June 1, 2017
	11,250	$0.80/share	May 20, 2019
Dr. Oreola Donini (former VP, R&D)	60,000	$0.80/share	June 1, 2017
Dr. Stephen Plymate	50,000	$0.80/share	July 1, 2018
Bloom Burton & Co Inc.	529,219	$2.00/share	February 27, 2019
Gary Sollis (director)	120,000	$0.80/share	May 20, 2019
Kally Singh (consultant)	25,000	$0.80/share	May 20, 2019
David Wood - Chief Financial Officer	75,000	$0.80/share	May 20, 2019
	200,000	$2.00/share	July 30, 2019
Richard Glickman - Director and Chair	75,000	$0.80/share	May 20, 2019
Daisy Wong	15,000	$0.80/share	May 20, 2019
Frank Perabo – Chief Medical Officer	500,000	$2.00/share	September 8, 2019
Paul Cossum – (Exec VP, Research)	400,000	$2.00/share	April 14, 2019
TOTAL	3,069,719